EXHIBIT  23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-99812, No. 33-99814, No. 33-99816, No. 33-99848, No. 333-74634, No. 333-105986 and No. 333-105998 on Form S-8 of our reports dated March 3, 2006, relating to the consolidated financial statements of Schweitzer-Mauduit International, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Schweitzer-Mauduit International, Inc. and subsidiaries for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 3, 2006